                                                            Exhibit 2.2

                     SECOND AMENDMENT TO
               REAL ESTATE PURCHASE AGREEMENT

     THIS SECOND AMENDMENT TO REAL ESTATE PURCHASE
AGREEMENT (this "Amendment") is made as of this 18th day of November, 1996, by and between Samuel Zell, not personally, but solely as Trustee under Trust Agreement
#6150-B dated July 3, 1978 ("Seller"), and Valley Park
South Partnership,  a  New  York general  partnership
("Purchaser"),  as  assignee  of  Home Properties of New
York, L.P., a New York limited partnership ("Home
Properties"). All initially capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement
(as such term is defined below).

                         RECITALS

      A.    Purchaser and Home Properties entered into
that certain  Real  Estate  Purchase  Agreement,  dated
as   of September  30,  1996,  as  amended by  that
certain  letter agreement, dated as of October 30, 1996,
and further amended by  that  certain  First Amendment to
Real  estate  Purchase Agreement, dated as of November 8,
1996, by and between Home Properties   and   Seller   (as
amended,   the   "Purchase Agreement"),  for  the sale of
certain real property (the "Property") commonly known as "Valley Park South Apartments" and located in Bethlehem, Lehigh County, Pennsylvania and more particularly described in the Purchase Agreement.

      B. Home Properties assigned all of its right, title and interest in and all of the obligations under the Agreement to Purchaser pursuant to that certain Assignment of Real Estate Purchase Agreement, dated November 7, 1996, by and among Purchaser, Home
Properties and Seller.

      B. Purchaser and Seller desire to amend the Purchase Agreement for the purpose of extending the Closing Date provided for in Section 4(A) of the Purchase Agreement all in accordance with the terms of this Amendment.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

      1. Extension of Closing Date. The Closing shall occur on Friday, November 22, 1996.

      2. Reaffirmation. Except as expressly amended and modified under this Amendment and modified by the letter agreement dated October 30, 1996, the terms and provisions of the Purchase Agreement are hereby ratified and affirmed in their entirety.

     3. Counterparts. This Amendment may be signed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.


                 [Signature Page Follows.]

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

      IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

                         SELLER:

                         /s/ Samuel Zell

                         SAMUEL  ZELL,  NOT PERSONALLY,
                         BUT SOLELY   AS  TRUSTEE  UNDER
                         TRUST AGREEMENT  #6150-B  DATED
                         JULY  3, 1978



                         PURCHASER:

                         VALLEY  PARK  SOUTH PARTNERSHIP,
                         a New York general partnership

                         By:  Home  Properties of New York, L.P.,
                              a New  York limited partnership, its
                              general partner

                              By:  Home  Properties  of New York,  Inc.,
                                   a  New York corporation, its
                                   general partner


                                   By:  /s/ Ann M. McCormick
                                   Its: Vice President

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                     FIRST AMENDMENT TO
               REAL ESTATE PURCHASE AGREEMENT

      THIS FIRST AMENDMENT TO REAL ESTATE PURCHASE
AGREEMENT (this "Amendment") is made as of this 8th day of November, 1996, by and between Samuel Zell, not personally, but solely as Trustee under Trust Agreement
#6150-B dated July 3, 1978 ("Seller"), and Valley Park
South Partnership,  a  New  York general  partnership
("Purchaser"),  as  assignee  of  Home Properties of New
York, L.P., a New York limited partnership ("Home
Properties"). All initially capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement
(as such term is defined below).

                         RECITALS

      A.    Purchaser and Home Properties entered into
that certain  Real  Estate  Purchase  Agreement,  dated
as   of September  30,  1996,  as  amended by  that
certain  letter agreement, dated as of October 30, 1996,
by and between Home Properties   and   Seller   (as
amended,   the   "Purchase Agreement"),  for  the sale of
certain real property (the "Property") commonly known as "Valley Park South Apartments" and located in Bethlehem, Lehigh County, Pennsylvania and more particularly described in the Purchase Agreement.

      B. Home Properties assigned all of its right, title and interest in and all of the obligations under the Agreement to Purchaser pursuant to that certain Assignment of Real Estate Purchase Agreement, dated November 7, 1996, by and among Purchaser, Home
Properties and Seller.

      B. Purchaser and Seller desire to amend the Purchase Agreement for the purpose of extending the Closing Date provided for in Section 4(A) of the Purchase Agreement all in accordance with the terms of this Amendment.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

      1. Extension of Closing Date. The Closing shall occur on Monday, November 18, 1996.

      2. Reaffirmation. Except as expressly amended and modified under this Amendment and modified by the letter agreement dated October 30, 1996, the terms and provisions of the Purchase Agreement are hereby ratified and affirmed in their entirety.

     3. Counterparts. This Amendment may be signed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.


                 [Signature Page Follows.]

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

      IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

                                   SELLER:

                                   /s/ Samuel Zell

                                   SAMUEL  ZELL,  NOT PERSONALLY,  BUT
                                   SOLELY   AS  TRUSTEE  UNDER   TRUST
                                   AGREEMENT  #6150-B  DATED  JULY  3, 1978


                                   PURCHASER:

                                   VALLEY  PARK  SOUTH PARTNERSHIP,  a
                                   New York general partnership

                                   By:  Home  Properties of New  York, L.P.,
                                        a   New  York  limited partnership,
                                        its  general partner

                                        By:  Home  Properties  of  New
                                             York,  Inc., a  New  York
                                             corporation, its  general
                                             partner


                                             By:   /s/ Ann M. McCormick
                                             Its:  Vice President

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



                          VALLEY PARK SOUTH APARTMENTS

                           REAL ESTATE SALE AGREEMENT


     THIS REAL ESTATE SALE AGREEMENT (this "Agreement") is made as of the day of September, 1996, by and between Samuel Zell, not personally, but solely as Trustee under Trust Agreement #6150B dated July 3, 1978 ("Seller"), with an office c/o Equity Residential Properties Trust, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and Home Properties of New York, L.P. ("Purchaser"), a New York limited partnership with an office at 850 Clinton Square, Rochester, New York 14604.

                         RECITALS

     A. Seller is the owner of a certain parcel of real estate (the "Real Property") in the City of Bethlehem, County of Lehigh, State of Pennsylvania, which parcel is more particularly described in attached Exhibit A, and upon which is located a 384unit apartment community commonly known as "Valley Park South Apartments".

     B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (as such term is hereinafter defined), each in accordance with and subject to the terms and conditions set forth in this Agreement.

     THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

     1.   PURCHASE AND SALE

          Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser the Real Property, together with: (i) all buildings and improvements owned by Seller and any and all of Seller's rights, easements, licenses and privileges presently thereon or appertaining thereto; (ii) Seller's right, title and interest in and to the leases (the "Leases") affecting the Property or any part thereof; (iii) all furniture, furnishings, fixtures, equipment, maintenance vehicles, tools and other tangible personalty owned by Seller, located on the Property and used in connection therewith, except that the computer system, equipment and software used in the operation of the Property (the "Computer System") shall be retained by Seller; and (iv) all right, title and interest of Seller under any and all of the maintenance, service, advertising and other like contracts and agreements with respect to the ownership and operation of the Property (the "Service Contracts");
all to the extent applicable to the period from and after the Closing (as such term is hereinafter defined)(items (i) through (iv) above, together with the Real Property, are collectively referred to in this Agreement as the "Property"). All of the foregoing expressly excludes all property owned by tenants or other users or occupants of the Property.

     2.   PURCHASE PRICE

          The purchase price to be paid by Purchaser to Seller for the Property is Eighteen Million Five Hundred Thousand Dollars ($18,500,000.00) (the "Purchase Price"). The Purchase Price shall be paid as follows:

          A.   Earnest Money.
               (i) Upon execution of this Agreement by Purchaser, Purchaser shall deliver to the Chicago office of Near North National Title Corporation ("Escrowee") earnest money in the sum of One Hundred Thousand Dollars ($100,000.00), which earnest money, together with any interest earned thereon net of investment costs, are

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referred to in this Agreement as the "Earnest Money".
The Earnest Money shall be invested as Seller and Purchaser so direct. Any and all interest earned on the Earnest Money shall be reported to Purchaser's federal tax identification number.

              (ii) If the transaction closes in accordance with the terms of this Agreement, at Closing, the Earnest Money shall be delivered by Escrowee to Seller as part payment of the Purchase Price. If the transaction fails to close due to a default on the part of Purchaser, the Earnest Money shall be delivered by Escrowee to Seller, such delivery to be without prejudice to the other rights and remedies of Seller due to such a default as provided in this Agreement or at law or in equity conferred. If the transaction fails to close due to: (i) a default on the part of Seller; or (ii) one or more of the contingencies set forth in Section 8 below is not waived by Purchaser or satisfied, the Earnest Money shall be delivered by Escrowee to Purchaser, and Purchaser shall have the remedy provided for in Section 7(A) below.

          B. Cash at Closing. At Closing, Purchaser shall pay to Seller, by wire transferred current federal funds, an amount equal to the Purchase Price, minus the sum of the Earnest Money which Seller receives at Closing from the Escrowee, minus the outstanding balance of the Existing Loan (as defined in Section 8(B) hereof), and plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4(C) below.

     3.   EVIDENCE OF TITLE

          Seller shall, within ten (10) days after the date of this Agreement, deliver to Purchaser: (a) a current (that is, effective after the date of this Agreement) commitment for an ALTA Owner's Title Insurance Policy (the "Title Commitment"), in the amount of the Purchase Price, issued by Near North National Title Corporation (the "Title Insurer"); and (b) copies of all existing surveys of the Property currently in the possession or control of Seller. At Closing, Seller shall deliver to Purchaser a later-dated commitment in the amount of the Purchase Price reflecting the conveyance of the Property to Purchaser, subject only to those exceptions which are more fully described on attached Exhibit B and exceptions which become Permitted Exceptions pursuant to this Section 3 (collectively, the "Permitted Exceptions"). If the Title Commitment discloses exceptions other than those Permitted Exceptions which are noted on attached Exhibit B, then Purchaser shall have ten (10) days after its receipt of the Title Commitment within which to notify Seller of any such exceptions to which it objects. If any such exceptions arise between the date of the Title Commitment and the Closing, Purchaser shall have five (5) days after its receipt of written notice of same within which to notify Seller of any such exception to which it objects. Any such exceptions not objected to by Purchaser as aforesaid shall become Permitted Exceptions. If Purchaser objects to any such exceptions, Seller shall have until Closing (but in any event at least fifteen (15) days after it receives notice of Purchaser's objection(s)) to remove such exceptions by waiver or endorsement by the Title Insurer. If Seller fails to remove any such exceptions as aforesaid, Purchaser may, as its sole and exclusive remedy, terminate this Agreement and obtain a return of the Earnest Money. If Purchaser does not elect to terminate this Agreement, Purchaser shall consummate the Closing and accept title to the Property subject to all such exceptions (in which event, all such exceptions shall be deemed "Permitted Exceptions").

     4.   CLOSING

          A.   Closing Date.  Provided that the contingencies set forth in
Section 8 have been waived by the Purchaser or satisfied and the Purchaser has not terminated this Agreement as provided in Section 8, the "Closing" of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property, the assumption of the Existing Loan by Purchaser and the satisfaction of all other terms and conditions of this Agreement) shall occur at 9:00 a.m. on the date which is fifteen (15) days after the expiration of the Review Period, at the Chicago office of the

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Title Insurer, or at such other time and place as Seller and Purchaser shall agree in writing. The "Closing Date" shall be the date of Closing. If the date for Closing above provided for falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be the next business day.

          B.   Closing Documents.

               (i) Seller. At Closing, Seller shall deliver to Purchaser the following:

                         (a)  a "special" Warranty Deed, subject to
          Permitted Exceptions, and in form acceptable to the Title Insurer;
                         (b)  a "special" warranty bill of sale
          sufficient to transfer to Purchaser title to the tangible personal property and expressly disclaiming any warranties other than as to title as aforesaid;
                         (c)  a letter advising tenants under the
          Leases of the change in ownership of the Property;
                         (d)  an assignment of the Leases and
          Service Contracts along with the original or a certified copy of each of the Leases and Service Contracts; provided, however, that Seller shall have no obligation to deliver these Leases and Service Contracts at Closing if such Leases and Service Contracts are available at the Property;
                         (e)  an affidavit stating, under
          penalty of perjury, Seller's U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code;
                         (f)  a closing statement to be executed by
          Seller and Purchaser, setting forth the prorations and adjustments to the Purchase Price as required by Section
          4(C) below;
                         (g)  a current rent roll certified as of the
          Closing, which shall include a list of all residents, all rental obligations of each resident and all security deposits; and
                         (h)  an assignment of any and all
          guarantees and warranties Seller has with respect to the Property.

               (ii) Purchaser. Purchaser shall deliver or cause to be delivered to Seller at Closing:

                         (a)  the funds required pursuant to Section
          2(B) above; and

                         (b)  an assumption agreement whereby
          Purchaser assumes all liabilities and agrees to perform all obligations of Seller under the Leases and Service Contracts arising after the Closing Date.

          C. Closing Prorations and Adjustments. The following items are to be prorated or adjusted (as appropriate) as of the close of business on the Closing Date, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on such day and Purchaser shall be deemed the owner of the Property as of the day after the Closing Date:

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               (i)  real estate and personal property taxes and assessments, including, but not limited to, special taxes and assessments (on the basis of the most recent ascertainable tax bill if the current bill is not then available);

               (ii) the "minimum" or "base" rent plus any additional monthly fees payable by tenants under the Leases; provided, however, that rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing Date shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to the Closing Date to be remitted to Seller if, as and when collected. At Closing, Seller shall deliver to Purchaser a schedule of all such past due but uncollected rent and other sums owed by tenants. Purchaser shall include the amount of such rent and other sums in the first bills thereafter submitted to the tenants in question after the Closing Date, and shall continue to do so for twelve (12) months thereafter. Purchaser shall promptly remit to Seller any such rent or other sums paid by scheduled tenants, but only if a deficiency in the then current rent is not thereby created;

               (iii) the amount of security deposits and pet deposits paid under the Leases, but specifically excluding the amount of any non-refundable administrative fees paid under the Leases;

               (iv) water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any deposits with utility companies (to the extent possible, utility prorations will be handled by meter readings on the day immediately preceding the Closing Date);

               (v)  amounts due and prepayments under the Service Contracts;

               (vi) assignable license and permit fees;

               (vii) reserves, escrows and interest on the Existing Loan for which amounts Seller shall receive a credit at the Closing unless Lender returns such amounts directly to Seller;

               (viii)    rent-ready credits, if any, in accordance with
Section 12(D) below; and

               (ix) other similar items of income and expenses of operation.

               Notwithstanding anything to the contrary contained in this
Section 4, Seller reserves the right (i) to meet with governmental officials and to contest any reassessment governing or affecting Seller's obligations under
Section 4(C)(i) above and (ii) to contest any assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date.

          D.   Transaction Costs.

               Seller shall be responsible for the costs of its own legal counsel, the base premium for an owner's policy of title insurance, the costs incurred to remove all monetary liens other than the Permitted Exceptions and one-half of the cost of any escrow fees, transfer taxes and documentary stamps. Purchaser shall be responsible for the costs of its own legal counsel, any costs in excess of the base premium for an owner's policy of title insurance, including, without limitation, the cost of extended coverage, the costs of any endorsements issued in connection with such policy, the costs incurred in connection with the assumption by Purchaser of the Existing Loan, one-half of the cost of any escrow fees, transfer taxes and documentary stamps, all costs incurred in connection with its own due diligence activities (including, without limitation, engineering and environmental reports, lease and expense audits and survey updates) and all other

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closing and other transaction costs (including, without limitation, sales and use taxes, intangible taxes, recording charges and similar taxes or charges), whether or not the Closing occurs.

          E.   Possession.

               Upon Closing, Seller shall deliver to Purchaser possession of the Property, subject to such matters as are permitted by or pursuant to this Agreement.

     5.   CASUALTY LOSS AND CONDEMNATION

          A. If, prior to Closing, the Property or any part thereof shall be condemned, or destroyed or materially damaged by fire or other casualty (that is, damage or destruction which Seller reasonably believes could be in excess of $250,000.00 or which impedes access), Seller shall promptly so notify Purchaser. In such event, either party shall have the option either to terminate this Agreement or to consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage. If either of the parties elects to consummate the transaction contemplated by this Agreement, Purchaser shall be entitled to receive the condemnation proceeds or settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto, Purchaser shall receive at Closing a credit against the Purchase Price in an amount equal to any deductible(s) and uninsured amounts applicable thereto and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items. If either of the parties elects to terminate this Agreement, the Earnest Money shall be returned to Purchaser by the Escrowee, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement.

          B. If, prior to Closing, there is any other damage or destruction (that is, damage or destruction which Seller reasonably believes could be $250,000.00 or less, or which does not impede access) to the Property or any part thereof, Purchaser shall be entitled to settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto, Purchaser shall receive at Closing a credit against the Purchase Price in an amount equal to any deductible(s) and uninsured amounts applicable thereto and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items.

     6.   BROKERAGE

          Seller agrees to pay upon Closing (but not otherwise) a brokerage commission of due to Commercial Realty Services, Inc. for services rendered in connection with the sale and purchase of the Property. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys' fees and expenses incurred by the indemnified party in connection with such claim.

     7.   DEFAULT AND REMEDIES

          A. Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform in accordance with the terms of this Agreement, then, as Purchaser's sole and exclusive remedy hereunder and at Purchaser's option, either (i) the Earnest Money shall be returned to Purchaser, in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement, or (ii) upon notice to Seller not less than ten (10) days after Purchaser becomes aware of which failure, and provided an action is filed within thirty (30) days thereafter, Purchaser may seek performance of this Agreement and damages; provided, however, that such damages shall (i) be limited to out-of-pocket costs and expenses incurred as a result of Seller's failure to perform in accordance with the terms of this Agreement and (ii) shall not exceed $15,000.00. Purchaser's failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (i) above.

          B. If Purchaser fails to perform in accordance with the terms of this Agreement, the Earnest Money may be retained by Seller as Seller's sole and exclusive remedy against Purchaser.

          C. After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

     8.   CONDITION PRECEDENT

          A. Subject to Section 13(G) below, Purchaser shall have thirty (30) days after the date of this Agreement within which to review and inspect the Property (including, but not limited to, performing engineering and Phase I environmental studies), the Seller's books and records pertaining to the Property, matters relating to zoning compliance and compliance by the Property with other applicable governmental regulations, the market in which the Property operates, the documents relating to the Existing Loan, the tax assessment on the Property as it relates to the Purchase Price and to the assessment on comparable properties and such other matters as Purchaser shall deem reasonably necessary or appropriate in connection with the Property (the "Review Period"). If Purchaser determines that it does not wish to purchase the Property as a result of its findings during the Review Period and notifies Seller of such decision within the Review Period (such notice to contain Purchaser's certification that it has elected not to purchase the Property and identifying the reason or reasons), the Earnest Money shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement. Purchaser's failure to object within the Review Period shall be deemed a waiver by Purchaser of the condition contained in this Section 8(A).

          B. Purchaser shall take title to the Property subject to the terms of the existing lien held by Washington Capital DUS, Inc. (the "Lender") on the Property ("Existing Loan"), except that as a condition of Purchaser to close, Lender shall have approved the assumption by Purchaser of the Existing Loan and the Existing Loan shall contain the following specific requirements:

                              (i)  the outstanding principal
                    balance of the Existing Loan at
                    Closing shall be approximately Nine
                    Million Six Hundred Fifty Thousand
                    Dollars ($9,650,000.00);
                              (ii) Seller shall be completely
                    released from any and all obligations under the Existing Loan.

Purchaser shall be responsible for securing the necessary approvals and completing the documentation to assume the Existing Loan, at its sole cost and expense, and Seller shall provide its reasonable cooperation in connection therewith. Purchaser shall keep Seller informed of its progress in the approval and assumption process. Purchaser shall pay all fees and costs charged by the Lender relating to said assumption. In the event that the Lender will not approve of the assumption by Purchaser of the Existing Loan or the Existing Loan does not comply with the requirements specified in Sections 8(B)(i) and 8(B)(ii) above, Purchaser shall promptly notify Seller in which event the Earnest Money shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement.

     C. It shall also be a condition to Purchaser's obligation to close that during the Review Period, the Purchaser shall obtain the approval of the Board of Directors (the "Board") of its general partner - Home Properties of New York, Inc., - to the acquisition of the Property on the terms and conditions described herein. If Purchaser does not obtain the Board's approval within fifteen (15) days of the date of this Agreement, the Purchaser shall promptly notify Seller in which event the Earnest Money shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall

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have any further rights or obligations under this
Agreement. Purchaser's failure to notify Seller within ten (10) days of the date of this Agreement of its failure to obtain Board approval shall be deemed a waiver by Purchaser of the conditions contained in this Section 8(C).

     D. It shall also be a condition to Purchaser's obligation to Close that all of the Seller's representations and warranties contained in this Agreement shall be true and correct on the Closing Date.

     9.   SECTION 1031 EXCHANGE

          Seller may structure the disposition of the Property as a like-kind exchange under Internal Revenue Code Section 1031 at Seller's sole cost and expense. Purchaser shall reasonably cooperate therein, provided that Purchaser shall incur no costs, expenses or liabilities in connection with Seller's exchange. Seller shall indemnify, defend and hold Purchaser harmless therefrom and Purchaser shall not be required to take title to or contract for purchase of any other property. If Seller uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of Seller hereunder shall not relieve, release or absolve Seller of its obligations to Purchaser.

     10.  REPRESENTATIONS AND WARRANTIES.

          Seller represents and warranties to Purchaser on the date of this Agreement as follows:

          A.   Seller is a duly organized trust.

          B. The trustee executing and delivering this Agreement has been duly appointed as trustee and is duly authorized and empowered to execute and deliver this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and properly authorized in accordance with applicable law and with the Trust Agreement.

          C. There are no contracts with respect to the Property which will continue in effect after the Closing except as set forth on Exhibit D attached hereto.

          D. The rent roll attached hereto as Exhibit E is materially true and correct as of September 1, 1996.

          E. To the best of Seller's knowledge, after the due inquiry of Mona Navitsky and Gary Offenbacher, there is no litigation, proceeding or investigation pending or threatened against or affecting the Seller or the Property that might affect or relate to the validity of this Agreement or any action taken or to be taken pursuant hereto, other than those fully covered by insurance.

          F. To the best of Seller's knowledge, after the due inquiry of Mona Navitsky and Gary Offenbacher, Seller has not received any notice that Seller or the Property is or may be in violation of any material law, ordinance, rule, regulation or code (including without limitation, any zoning, sign, environmental, labor, safety, health or price or wage control ordinance, rule, regulation or order) applicable to the ownership, development, operation or maintenance of the Property.

          G. This Agreement has been duly executed and delivered by the Seller and constitutes a legal and binding obligation of Seller and, to the best of Seller's knowledge, is enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws affecting creditors' rights generally and by equitable principles of general applicability.

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     11.  LIMITATION OF LIABILITY.

          A. Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred (and Purchaser shall not have waived, relinquished or released any applicable rights in further limitation), the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall not exceed $1,000,000.

          B.   Except for the direct beneficiary of Seller, EQRValley Park
South Financing Limited Partnership, an Illinois limited partnership ("Financing Partnership"), and subject in all instances to Section 11(A) above, no constituent partner in or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary other than Financing Partnership, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Seller (including, but not limited to, ERP Operating Limited Partnership and Equity Residential Properties Trust) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to the Seller's assets, subject to
Section 13(N) below, and the Financing Partnership's assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner in Seller (or in any other constituent partner of Seller), nor any obligation of any constituent partner in Seller (or in any other constituent partner of Seller) to restore a negative capital account or to contribute capital to Seller (or to any other constituent partner of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other constituent partner (and neither Purchaser nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of partner's obligations to restore or contribute).

     12.  SELLER'S COVENANTS

     A. Until the Closing, the Seller shall fulfill all of its material obligations under the Leases and under the Service Contracts, shall continue to manage and operate the Property in substantially the same manner as heretofore managed and operated by Seller and shall keep the Property in substantially the same condition as it exists on the date hereof subject to ordinary wear and tear and casualty loss.

     B. Within ten (10) days of the execution of this Agreement by both parties, Seller shall deliver to Purchaser a copy of the following:

          (i) if currently within the control or possession of Seller, all environmental studies and operation and maintenance plans relating to the Property and completed or adopted, as the case may be, within the last ten (10) years;

          (ii) if currently within the control or possession of Seller, certificate(s) of occupancy relating to the Property;

          (iii) if possible, a hard printed copy of all of the information and reports relating to the Property and located on the Computer System; and

          (iv) the documents relating to the Existing Loan.

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

     C. Seller will provide a signed representation letter in the form of the letter attached hereto as Exhibit C. Upon prior written notice and during normal business hours, Seller will provide access by Purchaser's representatives to all financial and other information relating to the Property as is sufficient to enable Purchaser's representatives to prepare audited financial statements, at Purchaser's expense, in conformity with Regulation S-X of the Securities and Exchange Commission (the "Commission") and any registration statement, report or disclosure statement required to be filed with the Commission.

     D. Seller shall put all unoccupied rental units on the Property that have been vacant for more than one (1) week prior to Closing in rent-ready condition in accordance with Seller's past practices and standards or Purchaser shall be given a credit against the Purchase Price at Closing in an amount required to put said units in rent-ready condition; provided, however, that such credit shall not exceed $500.00 per unoccupied rental unit. Notwithstanding the foregoing in this Section 12(D), if any of such unoccupied rental units on the Property has sustained substantial and unusual damage, then the credit against the Purchase Price at Closing shall not be limited to $500.00 but shall be an amount required to put said units in rent-ready condition in accordance with Seller's past practices and standards as reasonably determined by Seller.

     13.  MISCELLANEOUS

          A. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties. Purchaser acknowledges that it has inspected or will inspect the Property and that, except as otherwise specifically provided herein, it accepts same in its "as is" condition subject to use, ordinary wear and tear and natural deterioration. Purchaser further acknowledges that, except as expressly provided in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property.

          B. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser without first obtaining the Seller's prior written consent. Seller may assign or otherwise transfer its interest under this Agreement to a qualified intermediary pursuant to Section 9 above or to any entity directly or indirectly controlled by Equity Residential Properties Trust.
As used in this Agreement, the term "Seller" shall be deemed to include any assignee or other transferee of any Seller. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

          C. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

          D.   Time is of the essence of this Agreement.

          E. This Agreement shall be governed and interpreted in accordance with the laws of the State of Pennsylvania.

          F. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal Express), or by facsimile transmission with a copy to follow by certified mail, return receipt requested, postage paid or by overnight courier, addressed as follows:

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

               1.   If to Seller:

                    c/o Equity Residential Properties Trust
                    Suite 400
                    Two North Riverside Plaza
                    Chicago, Illinois  60606

                    Attention:  Mona Navitsky


                    With a copy to:

                    Equity Residential Properties Trust
                    Suite 400
                    Two North Riverside Plaza
                    Chicago, Illinois   60606

                    Attention: Lori P. Shelstad, Esq.


               2.   If to Purchaser:

                    850 Clinton Square
                    Rochester, New York  14604

                    Attention:  Norman Leenhouts


All notices given in accordance with the terms hereof shall be deemed received forty-eight (48) hours after posting, or when delivered personally or otherwise received. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 13(F).

          G. Purchaser's right of inspection pursuant to Section 8 above shall be subject to the rights of tenants under the Leases and other occupants and users of the Property. No inspection shall be undertaken without reasonable prior notice to Seller. Seller shall have the right to be present at any or all inspections. Neither Purchaser nor its agents or representatives shall contact any tenants without the prior consent of Seller. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys' fees incurred in connection therewith) arising out of or resulting from Purchaser's exercise of its right of inspection as provided for in
Section 8 above.

          H.   (i)  ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY
AND PURCHASER'S OPPORTUNITY TO INSPECT THE PROPERTY, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, PURCHASER AGREES TO TAKE THE PROPERTY "AS IS" WITH ALL FAULTS AND CONDITIONS THEREON. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS ("DISCLOSURES") PROVIDED OR MADE TO
PURCHASER OR ITS CONSTITUENTS BY SELLER, ITS AGENTS OR EMPLOYEES CONCERNING THE ENVIRONMENTAL CONDITION OF THE PROPERTY SHALL NOT BE REPRESENTATIONS OR WARRANTIES. PURCHASER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY.

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

               (ii) PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS
OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR
BODY, (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE OF THE PROPERTY, OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY
REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980
("CERCLA"), AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER.   PURCHASER, ITS
SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM
OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, OR ASSIGNS (COLLECTIVELY, "SELLER AND ITS AFFILIATES") BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, (B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE
PROPERTY; OR (C) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN
THE VICINITY OF THE PROPERTY.

          I. In any lawsuit or other proceeding initiated by Purchaser under or with respect to this Agreement, Purchaser waives any right it may have to trial by jury. In addition, Purchaser waives any right to seek rescission of the transaction provided for in this Agreement.

          J. Except as may be required by law, without the prior written consent of the other party, and unless the Closing occurs, neither party shall disclose to any third party the existence of this Agreement or any term or condition thereof or the results of any inspections or studies undertaken in connection herewith. During the period commencing on the Closing Date and ending on the date which is ten (10) days after the Closing Date, each party shall submit for the prior review of the other party any press release planned to be issued to disclose the Closing. Such proposed press releases must be provided to the reviewing party at least 24 hours prior to the time they are to be issued and must be approved by the reviewing party during such 24-hour period, which approval shall not be unreasonably withheld. If the reviewing party fails to approve or disapprove such press releases within such 24-hour period, such press releases shall be deemed to have been approved by the reviewing party.

          K. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller's request, assign and transfer to Seller all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing.

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

          M. Seller and Purchaser hereby designate Escrowee to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R.
Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause the Escrowee to execute at Closing, a Designation Agreement, designating
Escrowee as the reporting person with respect to the transaction contemplated by this Agreement.

          N. This Agreement is executed by Samuel Zell in the exercise of the power and authority conferred upon and invested in him as such trustee. It is expressly understood and agreed by all parties in this Agreement that nothing herein contained shall be construed as creating any personal liability on Samuel Zell, all such liability, if any, being expressly waived.

Pae 12

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.


                         SELLER:

                         /s/ Samuel Zell

                         SAMUEL ZELL, NOT PERSONALLY, BUT SOLELY AS
                         TRUSTEE UNDER TRUST AGREEMENT #6150-B DATED
                         JULY 3, 1978



                         PURCHASER:

                         HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership

                         By:  Home Properties of New York, Inc.,
                              a Maryland corporation, its general partner


                              By:  /s/ Norman Leenhouts

                                   Norman Leenhouts, Chairman





                EXHIBITS

        A - Legal Description
        B - Permitted Exceptions
        C - Form of Representation Letter
        D - Ongoing Contracts
        E - Rent Roll

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